Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HEI, Inc.:

We consent to the incorporation by reference in the registration statements (Nos., 333-70426, 333-40026, 333-104830, 333-113419, and 333-115982) on Form S-3, (Nos. 333-86338, 333-95529, 333-95551, 333-49489, 33-33322, 33-46928, and 33-46929) on Form S-8, and (No. 333-126079) on Form S-1 of HEI, Inc. of our report dated January 12, 2005, with respect to consolidated statements of operations, shareholders’ equity, and cash flows for the year ended August 31, 2004, which report appears in the Annual Report on Form 10-K for the fiscal year ended September 2, 2006, of HEI, Inc.

/s/  KPMG LLP

Minneapolis, Minnesota
December 1, 2006